Exhibit 99.1

Phillips 66 Reports Third-Quarter Earnings of $1.2 Billion
or $2.09 Per Share
Adjusted earnings of $1.1 billion or $2.02 per share

Highlights

•	Strong earnings driven by improved refining and marketing margins

•	Record advantaged crude runs

•	Chemicals impacted by unplanned downtime

•	Announced Dakota Access Pipeline and Energy Transfer Crude Oil Pipeline joint ventures

•	Returned $771 million of capital to shareholders through dividends and share repurchases

HOUSTON, Oct. 29, 2014 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces third-quarter earnings of $1.2 billion, compared with earnings of $863 million during the second quarter of 2014. Adjusted earnings were $1.1 billion, an increase of $277 million from the second quarter of 2014.

"Our operations ran well during the third quarter, capturing strong margins in our refining and marketing businesses," said Greg Garland, chairman and CEO of Phillips 66. "Chemicals earnings were also strong despite the impact of unplanned downtime."

"We recently announced the Dakota Access Pipeline and Energy Transfer Crude Oil Pipeline projects, which provide integration opportunities with our Beaumont Terminal. We are executing our Midstream growth strategy with increasing momentum," said Garland.

Midstream

Midstream earnings were $115 million in the third quarter, compared with earnings of $108 million in the second quarter of 2014.

Phillips 66’s Transportation business generated earnings of $58 million during the third quarter, in line with earnings of $60 million in the second quarter of 2014. Third-quarter earnings related to the company’s equity investment in DCP Midstream, LLC were $31 million, comparable with $33 million in the second quarter of 2014.

Earnings from the NGL business were $26 million in the third quarter, compared with $15 million in the second quarter of 2014. The increase was primarily related to improved margins and higher equity earnings from the ramp up of throughput volumes on the Sand Hills and Southern Hills pipelines.

Phillips 66 Reports Third-Quarter Earnings of $1.2 Billion (Adjusted Earnings of $1.1 Billion)

Chemicals

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Third-quarter Chemicals earnings were $230 million and adjusted earnings were $299 million. This compares with earnings of $324 million in the second quarter of 2014.

During the third quarter, CPChem's Olefins and Polyolefins (O&P) business contributed $254 million to Phillips 66's Chemicals earnings. O&P's adjusted earnings contribution was $259 million, compared with $310 million in the second quarter of 2014. The decrease was mainly due to an ethylene outage at CPChem's Port Arthur plant from a localized fire in July. Global utilization for O&P was 83 percent during the quarter.

CPChem's Specialties, Aromatics and Styrenics (SA&S) business contributed a loss of $18 million to third-quarter earnings, including asset impairments of $64 million. SA&S's adjusted earnings contribution was $46 million during the third quarter, an increase of $25 million from the second quarter of 2014, primarily driven by lower turnaround activity.

Refining

Refining recorded earnings of $558 million in the third quarter, compared with earnings of $390 million in the second quarter of 2014. The increase was primarily attributable to improved realized refining margins, which included capturing crude location differentials. Margins improved, despite lower worldwide market crack spreads, primarily due to higher clean product realizations. Additionally, secondary product margins benefited from lower crude oil prices.

During the quarter, a record 95 percent of the company's U.S. crude slate was advantaged, compared with 93 percent in the second quarter. Worldwide, Phillips 66’s refining utilization and clean product yield were 94 percent and 84 percent, respectively, in the third quarter of 2014.

Marketing and Specialties

Marketing and Specialties (M&S) third-quarter earnings were $368 million and adjusted earnings were $259 million. This compares with earnings of $162 million during the second quarter of 2014.

Earnings from Marketing and Other were $325 million in the third quarter, which included the expected partial recognition of the deferred gain from the sale of a power plant in July 2013. Adjusted earnings were $216 million, an increase of $97 million compared with earnings in the second quarter of 2014. The business benefited from higher global marketing margins, primarily due to the steady decline of product costs associated with falling crude oil prices during the quarter. Third-quarter refined product exports were 129,000 barrels per day (BPD), a reduction from 181,000 BPD in the second quarter of 2014, reflecting more favorable placement in the domestic market.

Phillips 66’s Specialties businesses generated earnings of $43 million during the third quarter, in line with second-quarter 2014 earnings.

Corporate and Other

Corporate and Other costs were $91 million after-tax in the third quarter, compared with $121 million in the second quarter of 2014. The decreased costs were mostly due to effective tax rate changes, as well as timing of contributions and environmental expenses.

The company's effective tax rate was 31 percent and its adjusted effective tax rate was 33 percent for the third quarter, compared with 36 percent in the second quarter of 2014.

Phillips 66 Reports Third-Quarter Earnings of $1.2 Billion (Adjusted Earnings of $1.1 Billion)

Financial Position, Liquidity and Return of Capital

During the quarter, Phillips 66 generated $429 million of cash from operations. Excluding $828 million of working capital changes, operating cash flow was $1.3 billion. Working capital changes mainly reflect the impact of temporary inventory builds during the quarter. The company funded $1.5 billion in capital expenditures and investments, primarily reflecting growth in its Midstream segment.

Consistent with the company's commitment to return capital to shareholders, Phillips 66 returned $771 million in the third quarter through dividends and share repurchases. The company paid $277 million in dividends and repurchased six million shares of common stock for $494 million. Since August 2012, the company has repurchased 66 million shares for $4.4 billion, as part of $7 billion in share repurchase authorizations. In addition, the company received 17.4 million shares in exchange for its flow improver business earlier this year. Phillips 66 ended the quarter with 554 million shares outstanding.

As of Sept. 30, 2014, cash and cash equivalents were $3.1 billion and debt was $6.2 billion. The company's debt-to-capital ratio was 22 percent. Additionally, Phillips 66 reported a year-to-date annualized return on capital employed (ROCE) of 18 percent, and a year-to-date annualized adjusted ROCE of 14 percent.

Strategic Update

Phillips 66 is continuing to grow its more highly valued businesses, while enhancing refining returns. The company's Midstream segment is pursuing multiple growth opportunities to further integrate its portfolio and benefit from increasing production in North America.

Phillips 66 recently announced its participation in two joint ventures to develop the Dakota Access Pipeline (DAPL) and Energy Transfer Crude Oil Pipeline (ETCOP). Phillips 66 owns 25 percent interests in both projects and its estimated share of construction cost is approximately $1.2 billion. DAPL is expected to deliver 450,000 BPD of crude oil from the Bakken/Three Forks production area in North Dakota to market centers in the Midwest. ETCOP will provide crude oil transportation service from the Midwest to the Gulf Coast, including Phillips 66's Beaumont Terminal. The DAPL and ETCOP projects are expected to begin commercial operations in the fourth quarter of 2016.

In support of its advantaged crude oil strategy, the company ordered an additional 500 rail cars during the quarter and began operations at its 75,000 BPD rail rack at the Bayway Refinery. The 30,000 BPD rail rack at the Ferndale Refinery is expected to begin operations in the fourth quarter of 2014. In addition, Phillips 66 is constructing a rail-loading facility on land recently acquired in North Dakota. The facility is expected to have up to 200,000 BPD of capacity and further expand Phillips 66 and third-party access to Bakken crude oil.

As recently announced, Phillips 66 Partners LP will acquire the new rail-unloading facilities at Bayway and Ferndale, as well as the Cross-Channel Connector Pipeline, from Phillips 66. The $340 million transaction is anticipated to close in early December 2014.

Construction continued on the Sweeny Fractionator One and Freeport LPG Export Terminal, with startup expected in the second half of 2015 and second half of 2016, respectively. The company also plans to develop a second NGL fractionator and a crude and condensate pipeline in Texas to meet growing demand for domestic crude oil and global market demand for U.S.-supplied products. In addition, the company is considering condensate processing options to meet customer demand.

Phillips 66 Reports Third-Quarter Earnings of $1.2 Billion (Adjusted Earnings of $1.1 Billion)

The proposed 110,000 BPD Sweeny Fractionator Two will be located near the company’s Sweeny Refinery and Sweeny Fractionator One. The planned crude and condensate pipeline will connect Eagle Ford production to the Sweeny Refinery and Phillips 66’s terminal in Freeport, Texas. The pipeline, including gathering systems, will have an initial capacity of 200,000 BPD with the capability to expand to over 400,000 BPD.

The pipeline and Sweeny Fractionator Two projects are currently in the engineering design and permitting phase. Final investment decision for both projects is anticipated in mid-2015, with startup planned for late 2016 for the pipeline and 2017 for Sweeny Fractionator Two.

CPChem is investing in domestic growth projects to realize the benefits of low-cost petrochemical feedstocks in the U.S. Gulf Coast (USGC). Construction continued on its world-scale USGC Petrochemicals Project consisting of an ethane cracker and related polyethylene facilities, with startup anticipated in 2017. In addition, the ethylene production expansion project to add a tenth furnace at CPChem's Sweeny facility is expected to start up in the fourth quarter of 2014.

Later today, Phillips 66 Chairman and Chief Executive Officer Greg Garland; President Tim Taylor; and Executive Vice President and Chief Financial Officer Greg Maxwell will host a webcast at 11 a.m. EDT to discuss the company’s third-quarter performance and provide an update on strategic growth projects. To listen to the conference call and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2014			2013
	Second Quarter	Third Quarter	Nine Months	Third Quarter	Nine Months
Midstream	$108	$115	$411	$147	$348
Chemicals	324	230	870	262	725
Refining	390	558	1,254	(30)	1,329
Marketing and Specialties	162	368	667	255	789
Corporate and Other	(121)	(91)	(293)	(113)	(334)
Discontinued Operations	—	—	706	14	43
Phillips 66	$863	$1,180	$3,615	$535	$2,900

Adjusted Earnings
	Millions of Dollars
	2014			2013
	Second Quarter	Third Quarter	Nine Months	Third Quarter	Nine Months
Midstream	$108	$115	$411	$147	$348
Chemicals	324	299	939	262	725
Refining	390	558	1,254	(30)	1,316
Marketing and Specialties	162	259	558	255	780
Corporate and Other	(121)	(91)	(293)	(113)	(334)
Phillips 66	$863	$1,140	$2,869	$521	$2,835

Phillips 66 Reports Third-Quarter Earnings of $1.2 Billion (Adjusted Earnings of $1.1 Billion)

About Phillips 66

Built on more than 130 years of experience, Phillips 66 is a growing energy manufacturing and logistics company with high-performing Midstream, Chemicals, Refining, and Marketing and Specialties businesses. This integrated portfolio enables Phillips 66 to capture opportunities in the changing energy landscape. Headquartered in Houston, the company has 14,000 employees who are committed to operating excellence and safety. Phillips 66 had $50 billion of assets as of Sept. 30, 2014. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

Rosy Zuklic (investors)
832-765-2297
rosy.zuklic@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in crude oil, NGL, and natural gas prices, and refining and petrochemical margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, NGL, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, adjusted effective tax rate, operating cash flow excluding working capital, and adjusted ROCE. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to Phillips 66.

Prior period results have been recast to reflect realignment of certain businesses between segments and business lines. Within the Midstream segment, certain NGL pipelines were moved from the Transportation business to the NGL business. Sales commissions for specialty coke, polypropylene and solvents businesses are recorded in the M&S segment. Certain joint ventures, such as a base oil business, were moved from the Refining segment to the M&S segment.

Phillips 66 Reports Third-Quarter Earnings of $1.2 Billion (Adjusted Earnings of $1.1 Billion)

		Millions of Dollars
		Except as Indicated
	2014			2013
	2Q	3Q	Sep YTD	3Q	Sep YTD
Reconciliation of Earnings to Adjusted Earnings
Consolidated
Earnings	$863	$1,180	$3,615	$535	$2,900
Adjustments:
Gain on asset dispositions	—	(109)	(109)	—	(23)
Impairments	—	69	69	—	—
Pending claims and settlements	—	—	—	—	(16)
Exit of a business line	—	—	—	—	34
Tax law impacts	—	—	—	—	(17)
Discontinued operations	—	—	(706)	(14)	(43)
Adjusted earnings	$863	$1,140	$2,869	$521	$2,835

Earnings per share of common stock (dollars)	$1.51	$2.09	$6.28	$0.87	$4.65

Adjusted earnings per share of common stock (dollars)	$1.51	$2.02	$4.98	$0.85	$4.54

Chemicals
Earnings	$324	$230	$870	$262	$725
Adjustments:
Impairments	—	69	69	—	—
Adjusted earnings	$324	$299	$939	$262	$725

Refining
Earnings (loss)	$390	$558	$1,254	$(30)	$1,329
Adjustments:
Tax law impacts	—	—	—	—	(13)
Adjusted earnings	$390	$558	$1,254	$(30)	$1,316

Marketing and Specialties
Earnings	$162	$368	$667	$255	$789
Adjustments:
Gain on asset dispositions	—	(109)	(109)	—	(23)
Pending claims and settlements	—	—	—	—	(16)
Exit of a business line	—	—	—	—	34
Tax law impacts	—	—	—	—	(4)
Adjusted earnings	$162	$259	$558	$255	$780

Millions of Dollars
3Q
2014
Cash Flows from Operating Activities

Net Cash Provided by Operating Activities, excluding working capital	$1,257

Changes in working capital	(828)
Net Cash Provided by Operating Activities	$429

Phillips 66 Reports Third-Quarter Earnings of $1.2 Billion (Adjusted Earnings of $1.1 Billion)

Millions of Dollars
2014 YTD
Phillips 66 - ROCE
Numerator
Net income	$3,639
After-tax interest expense	126
GAAP ROCE earnings	3,765
Special items	(746)
Adjusted ROCE earnings	$3,019

Denominator
GAAP average capital employed*	$28,477
Discontinued operations	(96)
Adjusted average capital employed	$28,381

Annualized Adjusted ROCE (percent)	14%
Annualized GAAP ROCE (percent)	18%
*Total equity plus total debt.

Millions of Dollars
3Q
2014
Effective Tax Rates
Income before taxes	$1,727
Special items	(21)
Adjusted income before taxes	$1,706

Provision for taxes	$538
Special items	19
Adjusted provision for taxes	$557

GAAP effective tax rate (percent)	31%
Adjusted effective tax rate (percent)	33%